IN THE SUPERIOR COURT OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

ROHN INDUSTRIES, INC., a Delaware corporation, et al., Plaintiffs,	: : : : :
v.	: :	C. A. No. 03C-04-134-SCD
PLATINUM EQUITY LLC, a Delaware limited liability company, and PFRANK LLC, a Delaware limited liability company, Defendants.	: : : : : : : :	NON-ARBITRATION

FINAL JUDGMENT
Plaintiffs Rohn Industries, Inc., Rohn Construction, Inc., Rohn Products, Inc., Rohn de Mexico, S.A. de C.V., Rohn Servicious, S.A. de C.V., Rohn, Inc., and Rohn Installation Services, Inc., having filed their Summons and Complaint with this Court on April 14, 2003; and defendants Platinum Equity LLC and PFrank LLC having been duly served on April 30, 2003; and defendants having filed their Answer on June 20, 2003; and this Court, by Order dated July 26, 2004, having amended plaintiffs’ names consistent with the bankruptcy case (i.e., Rohn Industries, Inc. et al. to Frankfort Tower Industries, Inc. et al.); and trial having been held in this action on December 13-21, 2004; and the Supreme Court of the State of Delaware, by Decision dated October 20, 2006, having remanded this case to this Court for entry of judgment in plaintiffs’ favor; and this Court having received and considered post-trial briefing on the issue of damages; and oral argument having been heard on such issue on June 28, 2007; and this Court, following such argument, having rendered its Decision from the bench; it is now

ORDERED and ADJUDGED that plaintiffs recover from defendants, jointly and severally, the sum of $14,655,000, the basis for which is as follows (all of the numbers in the chart below are in millions):

Rohn’s Benefit of Bargain Damages
Tax Refunds	$31.698
Current Liabilities Assumed	$23.301
Pension and Medical Liabilities Assumed	$5.5
Reduction in Bank Debt	$2.588
Environmental Liabilities Assumed	$2.167
Net Cash at Closing	$1.1
Subtotal:	$66.354
Less Rohn’s Mitigation Of Damages
Tax Refunds	$22.955
Collections on Accounts Receivable	$12.9
Cash Proceeds from Asset and Inventory Sales	$10.094
Reduction in Bank Debt	$7.398
Retention of Prepaid Expenses	$1.206
Subtotal:	$54.553
Together With Rohn’s Consequential / Incidental Damages
Costs From Terminating Peoria Operations	$1.122
Consultant and Lender Fees and Interest	$0.902
Costs of Transition to Frankfort	$0.830
Subtotal:	$2.854

Equals Plaintiff’s Base Judgment	$14.655

It is further ORDERED and ADJUDGED that, pursuant to Sections 5001-5004 of New York Civil Practice Law and Rules, plaintiffs recover from defendants, jointly and severally, the additional sum of $5,740,695, representing prejudgment interest on the foregoing base judgment at the statutory rate of 9% simple annual interest through June 28, 2007, plus $5,029 additional prejudgment interest for each day thereafter until entry of this Judgment, with post-judgment interest accruing thereafter until paid.

Dated: Wilmington, Delaware
July 25, 2007

/s/

Hon. Susan Del Pesco